                                    EXHIBIT 8.2


                                  December 1, 1999



Board of Directors
The Bank of Orange County
Security First Bank


     Re:  CERTAIN FEDERAL AND CALIFORNIA INCOME TAX CONSEQUENCES OF PROPOSED
          MERGER

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal and California income tax consequences from the proposed merger described below.


                                   I.     FACTS

     The following factual description is based on information which you have provided to us. The legal conclusions set forth below are dependent on the accuracy of these facts. Accordingly, you should review this factual description carefully and inform us immediately of any inaccuracies. In addition, you should assume that our advice may change if any of the proposed transactions described below are modified.

     The Bank of Orange County, a California corporation ("TBOC"), is engaged in a general banking business. Security First Bank, a California corporation ("Security First") also is engaged in a general banking business. California Financial Bancorp is a California corporation organized in September 1997 ("CFB"). Prior to the proposed merger (described below) of CFB into California Community Bancshares, Inc., a recently formed Delaware corporation ("CCB"), CFB owned approximately 57% of the common stock of Security First ("Security First Common Stock"). CFB acquired 52% of the shares of Security First Common Stock directly from Security First as an original share issuance at the end of 1997. CFB acquired this interest in Security First as an independent investment, and not a part of an overall plan to acquire 100% of the stock of Security First. Accordingly, CFB's acquisition of 52% of the Security First shares was not made in connection with (and was independent of) the proposed merger of Security
First into TBOC discussed below (the "Merger").   In September 1999, CFB
acquired approximately 5% more of the Security First Common Stock from the Company by exercising an option which it had acquired in 1997. The balance of the Security First Common Stock is owned by more than 300 shareholders.

Board of Directors
The Bank of Orange County
Security First Bank
December 1, 1999

     In December 1998, CFB acquired 100% of the common stock of TBOC ("TBOC Common Stock"). Prior to the proposed merger of CFB into CCB, CFB will own 100% of the TBOC Common Stock.

     The only outstanding shares of TBOC are the shares of TBOC Common Stock. The only outstanding shares of Security First are the shares of Security First Common Stock.

     Prior to the Merger, CFB will merge into CCB. As a result, prior to the Merger, CCB will own 100% of the TBOC Common Stock and approximately 57% of the Security First Common Stock.

     The Boards of Directors of TBOC and Security First have determined it is in the best interests of TBOC and Security First to be combined, with TBOC as the surviving corporation. Accordingly, pursuant to a plan of reorganization dated September 10, 1999 ("Plan of Reorganization"), Security First will be merged into TBOC in the Merger pursuant to the laws of the State of California. Upon completion of the Merger, each share of Security First Common Stock, other than dissenters shares, will be converted into the right to receive from CCB 0.0938 newly issued shares of CCB common stock ("CCB Common Stock"). Thus, the former shareholders of Security First will become shareholders of CCB. No fractional shares will be issued. Instead, shareholders of Security First will receive cash in lieu of fractional shares.

     The Merger will have the advantage of the consolidation and centralization of certain management functions and certain resulting economies of scale. Further, it is believed that the Merger will result in a bank which will be a stronger and more viable financial institution, which will be better able to compete with larger banks in the relevant geographic areas.


                      II.     REPRESENTATIONS AND ASSUMPTIONS

     For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto (collectively, the "Transaction Documents"):

     (A)  Form S-4 dated September 21, 1999, as amended from time to time;

     (B)  the Plan of Reorganization;

     (C) the representations letter from CCB dated of even date herewith, attached as Exhibit A;

     (D) the representations letter from Security First, dated of even date herewith, attached as Exhibit B; and

     (E) Such other documents, instruments, and records pertaining to the Merger as we have deemed necessary in rendering our opinion.

     We have assumed, with your permission and without independent investigation or review thereof, the accuracy and completeness of the facts and representations and warranties contained in the Transaction Documents and the facts set forth in this letter. In addition, we have assumed that those facts will remain accurate to the date of the closing of the Merger and that the transactions will occur in accordance with the Transaction Documents.

     If you have any information which would indicate that any of the facts set forth herein or in any of the Transaction Documents are incorrect, incomplete or erroneous, please advise us, because an alteration of any of these may have the effect of changing all or a part of the opinions expressed herein. In addition, you should assume that our advice may change if any of these facts are modified.


                                 III.     OPINIONS

     Based on the facts set forth herein and in the Transaction Documents, and based on the representations and assumptions set forth herein and in Exhibits A and B, and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that for federal and California income tax purposes:

     A. The proposed Merger of Security First into TBOC will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D).(1)

     B. No gain or loss will be recognized by TBOC, Security First, or CCB as a result of the Merger. Section 1032; Treas. Reg. Section 1.1032-2; Sections 361, 357.

     C.   The basis and the holding periods of the assets of Security First will
carry over to TBOC.   Section 362(b); Section 1223(2).

     D. No gain or loss will be recognized by the holders of Security First Common Stock upon the exchange of such stock solely for CCB Common Stock.
Section 354(a)(1).

     E. The tax basis of CCB Common Stock (including any fractional share interests) received by the holders of Security First Common Stock will be the same as the tax basis of the Security First Common Stock converted in the Merger. Section 354(a)(1).

     F. The holding period of CCB Common Stock in the hands of the shareholders of Security First will include the period during which the Security First Common Stock converted

--------------------------
(1) All references to Section are to sections of the Internal Revenue Code of 1986, as amended to the date of this letter (the "Code").

in the Merger was held, provided the Security First Common Stock was held as a capital asset on the date of the Merger. Section 1223(1).

     G. The receipt of cash in lieu of fractional share interests of CCB Common Stock by the Security First shareholders will result in gain or loss equal to the difference between the amount of cash received and the tax basis allocated to their fractional share interests. Whether the gain or loss will constitute capital gain or loss for a particular shareholder will depend upon whether that shareholder's Security First Common Stock was held as a capital asset at the date of the Merger.

     H. Where shareholders of Security First dissent to the proposed transaction and receive solely cash for their Security First Common Stock, such cash will be treated as a distribution in redemption of such shares under the
provisions and limitations of Section 302.   Those shareholders who receive
solely cash, and who hold no shares of CCB Common Stock directly or through the application of Section 318(a), will be treated as receiving a cash distribution in full payment in exchange for their Security First Common Stock as provided in
Section 302(a). In that case, gain or loss will be measured by the difference between the amount of cash received and the adjusted basis of the Security First Common Stock. Such gain or loss will be capital gain or loss if the shareholder held his or her Security First Common Stock as a capital asset on the date of the Merger.

     I. The Merger qualifies as a reorganization under Section 24451 of the California Revenue and Taxation Code.

     The opinions expressed herein are effective as of the date hereof, and are based upon and limited to the facts as set forth herein and in the Transaction Documents and the representations in Exhibits A and B. The opinions expressed herein are based upon the existing provisions of the Code and the California Revenue and Taxation Code, as amended, currently applicable regulations promulgated thereunder (including proposed regulations), current positions of the Internal Revenue Service ("IRS") and the California Franchise Tax Board ("FTB") contained in published revenue rulings and revenue procedures and administrative pronouncements, and existing judicial decisions, all of which are subject to change with or without retroactive effect. No assurance can be provided as to the effect of any such change upon our opinions, and we undertake no obligation to update this letter.

     The opinions set forth herein have no binding effect on the IRS, the FTB, or the courts. No assurance can be given that the IRS or FTB would agree with the opinions set forth herein, or that if contested, a court would agree with these opinions. Rather, the opinions set forth herein represent our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

     We have expressed our opinions only as to matters expressly set forth herein, and no other opinions are being rendered as to any other matter. Without limiting the foregoing, we express no opinion as to the state (other than California), local, or foreign tax consequences of the proposed transactions or any U.S. federal income tax matters not specifically mentioned.

     This opinion is furnished to the Boards of Directors of TBOC and Security First and is not to be used for any other purpose or distributed to any other persons without our prior written consent. However, we hereby consent to the filing of this opinion with the applicable federal and California regulatory agencies with whom such opinion is required to be filed in connection with the Merger.


                                   Very truly yours,

                                   /s/

                                   LILLICK & CHARLES LLP